ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of September 26, 2017, between XAI Octagon Floating Rate & Alternative Income Term Trust, organized as a Delaware statutory trust (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)

The Fund hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix A hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The Fund acknowledges that ALPS does not render legal, tax or investment advice and that ALPS is not a registered broker-dealer.

(b)

ALPS may employ or associate itself with such person(s) or organization(s) as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix B hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined by ALPS to be materially different from what the Fund originally provided to ALPS. Beginning on the first anniversary date of the Agreement and on each year thereafter, the minimum fees reflected in Appendix B are subject to an annual cost of living increase based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published biannually by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties. ALPS will provide notice to the Fund of the amount of such cost of living increase prior to its implementation.

(b)

ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein and in Appendix B. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; expenses related to any requests from or as otherwise required by any regulatory body concerning the Fund or the Fund’s investment adviser; taxes; costs of preferred shares; listing expenses; expenses related to assistance with any repurchase offer (if applicable); transfer agency and custodial expenses; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”); fees and expenses upon termination as provided in Section 15(e) hereof.

3.	Right to Receive Advice.

(a)

Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers on behalf of the Fund.

(b)

Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from the Fund’s counsel, or, at its own expense, request advice from other counsel of its own choosing.

(c)

Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund. Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)

In the absence of willful misconduct, bad faith, gross negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodian or other service providers on behalf of the Fund;

(ii)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iii)	any actions taken on advice of counsel;

(iv)

losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(v)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(vi)	loss of data or service interruptions caused by equipment failure (provided that in the case of equipment under ALPS’ control, such equipment has been maintained using reasonable care); or

(vii)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)

ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, trustees, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from any material breach of this Agreement by ALPS due to ALPS’ willful misconduct, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)

In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.

Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive and ALPS shall be free to render similar services to others. The Fund recognizes that, from time to time, directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.

Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect and safeguard the Fund’s accounts and records from loss or damage.

7.

Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund. ALPS further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund; provided that when requested to divulge such information by duly constituted authorities, ALPS shall, (i) if permitted by applicable law, as soon as reasonably practicable, notify the Fund in order to provide the Fund the opportunity to pursue such legal or other action as the Fund may desire to prevent or limit the release of such information, (ii) provide reasonable assistance to the Fund in the Fund’s efforts to prevent or limit the release of such information, and (iii) use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders, consumers and customers.

8.

Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Fund (i) a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Fund and (ii) a certification no less frequently than quarterly or as otherwise reasonably requested by the Fund that there are no Material Compliance Matters (as defined in Rule 38a-1) involving ALPS that affect or could affect the Fund. ALPS shall make available to the Fund’s Chief Compliance Officer its compliance personnel and shall provide to the Fund’s Chief Compliance Officer at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s prospectus(es) and statement(s) of additional information and/or reports to shareholders, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Fund’s advisor or sub-advisor, as applicable. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, shall be mutually agreed to between ALPS and the Fund. ALPS will report violations, if any, to the Fund and the Fund’s Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Fund agrees and acknowledges that ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Fund or the advisor or sub-advisor, as applicable, of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Fund’s advisor or sub-advisor, as applicable, with respect to Portfolio Compliance.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)

The (i) execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (ii) the execution, delivery and performance of this Agreement by ALPS been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and Fund, this Agreement will be a valid and binding obligation of ALPS.

(e)

It has and will continue to have access to and maintain the necessary facilities, computer and other equipment, systems and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)

It currently maintains and shall at all times maintain insurance coverage adequate for the nature of its operations, including directors and officers, errors and omissions and fidelity bond insurance coverage. Upon the reasonable request of the Fund, it shall provide the Fund a certificate of insurance and shall notify the Fund if there are any material adverse changes to its insurance policies or coverage.

10.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval of ALPS, which approval shall not be unreasonably withheld or delayed; provided that in no event shall any modification or adoption of any investment policy, parameter or restriction be deemed to affect materially the obligations or responsibilities of ALPS hereunder.

(e)

The (i) execution, delivery and performance of this Agreement by Fund does not breach, violate or cause a default under any agreement, contract or instrument to which Fund is a party or any judgment, order or decree to which Fund is subject; (ii) the execution, delivery and performance of this Agreement by Fund has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and Fund, this Agreement will be a valid and binding obligation of Fund.

(f)

The officer position(s) filled by ALPS personnel, if any, to the extent applicable, shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). The Fund shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)

The Fund’s officer position(s) filled by ALPS personnel, if any, are named officer(s) in the Fund’s board resolutions and are subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

11.

Documents. The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Organizational Documents, advisory agreement, sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.

Consultation Between the Parties. ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act and any amendment or supplement thereto; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time any registration, prospectus or statement of additional information, or any amendment or supplement thereto, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.

Liaison with Accountants. ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and such other audit-related schedules as may be requested by the Fund’s independent public accountants or the Fund with respect to the services provided by ALPS hereunder. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

14.

Business Continuation Plan. ALPS shall maintain in effect a business continuation plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. Upon the Fund’s reasonable request, ALPS shall provide supplemental information concerning aspects of its business continuation plan that are relevant to the services provided hereunder. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

15.	Duration and Termination of this Agreement.

(a)

Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).

(b)

Renewal Term. This Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (“Renewal Term” and collectively, with the Initial Term, each a “Term”) until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof. Unless the parties agree otherwise, this Agreement may only be terminated upon the end of the then applicable Term or for cause pursuant to Section 15(c) hereof.

(c)

Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any liquidated damages, upon notice to ALPS which shall describe the cause detailed below. For purposes of this Section 15, “cause” shall mean:

(i)	willful misconduct, bad faith, gross negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)

in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Fund to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS);

(iii)

financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

(iv)

a failure by ALPS to materially meet its obligations hereunder or a material breach of ALPS responsibilities and warranties hereunder, if such failure or breach goes uncured for a period of thirty (30) days after ALPS receives written notice of such failure or breach from the Fund; or

(d)

Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days from the notice date of the termination, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)

Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, ALPS reserves the right to charge a reasonable fee for services provided in connection with the Fund liquidating or converting to another service provider.

16.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this

Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

17.	Governing Law; WAIVER OF JURY TRAIL.

(a)

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Delaware conflict with the 1940 Act or such rules, the latter shall control.

(b)

BECAUSE DISPUTES ARISING CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

18.

Trust Disclaimer. The obligations of the Fund entered into in the name or on behalf thereof by any trustee, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing signed by each party hereto.

20.

Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850

To the Fund:

XAI Octagon Floating Rate Alternative Income Term Trust

321 N. Clark Street, Suite 2430

Chicago, Illinois 60654

Attention: John P. McGarrity

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.

Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.

Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 7, 10(f), 10(g), 15(e), 17, 23 and this Section 24 hereof shall survive termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

By:	/s/ Theodore J. Brombach
Name:	Theodore J. Brombach
Title:	Trustee, President and Chief Executive Officer

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

The below services to be performed by ALPS are included in the compensation noted on Appendix B.

Fund Administration

◾	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing
●	Prepare Forms N-SAR, N-CSR, and N-Q
●	Host annual audits
●	Calculate monthly SEC standardized total return performance figures
●	Prepare required reports for quarterly Board meetings
●	Monitor expense ratios
●	Maintain budget vs. actual expenses
●	Manage fund invoice approval and bill payment process
●	Assist with placement of Fidelity Bond and E&O insurance
●	Coordinate reporting to outside agencies including Morningstar, etc.
●	Coordinate with the Fund’s custodian and transfer agent

Fund Accounting

●	Calculate daily NAVs
●	Transmit NAVs to NASDAQ, Transfer Agent and other third parties
●	Compute yields, expense ratios, portfolio turnover rates, etc.
●	Reconcile cash and investment balances with the Custodian
●	Support preparation of financial statements
●	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
●	Obtain security valuations from appropriate sources consistent with the Fund’s pricing and valuation policies
●	Support preparation of financial statements, including providing necessary representations and certifications including obtaining sub-certifications from various providers
●	Prepare and maintain required fund accounting records in accordance with the 1940 Act, including but not limited to the books and records described in paragraph (b) of Rule 31a-1.

Legal Administration

●	File Forms N-SAR, N-CSR, N-Q, and N-PX
●	Coordinate annual shareholder meeting proxy filing and mailing process
●	Coordinate EDGARization and filing of SEC documents
●	Prepare, compile and distribute board materials for quarterly board meetings
●	Attend and prepare initial draft of minutes for quarterly board meetings

Compliance Administration

●	Perform daily prospectus & SAI, SEC investment restriction monitoring
●	Provide warning/alert notification with supporting documentation
●	Create monthly comprehensive compliance summary reporting
●	Calculate section 18 derivative exposure and asset coverage reporting
●	Provide quarterly compliance testing certification to Board of Trustees

Tax Administration

●	Calculate dividend and capital gain distribution rates.
○	Proposed amounts to be distributed before the end of the calendar year are reviewed by Fund and Fund auditors for their sufficiency in attempting to meet the excise requirements of the Fund.
●	Prepare ROCSOP and required tax designations for Annual Report
●	Prepare and coordinate filing of federal and state income and excise tax returns (and appropriate extensions)
○	Audit firm to sign all returns as paid preparer
●	Calculate/monitor book-to-tax differences
●	Provide quarterly Subchapter M compliance monitoring and reporting
●	Provide tax re-allocation data for shareholder 1099 reporting
●	Prepare and coordinate distribution of 19a-1 filings as required
●	Provide periodic realized/unrealized gain/loss reports

Additional services to the services listed above may incur additional charges as determined by ALPS, based upon ALPS’ then applicable hourly rates.